Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
Virgin Galactic Holdings, Inc.:
We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-237961) and on Form S-8 (No. 333-235750), of our report dated March 1, 2021, except Notes 2, 3, 11, 12, and 13, and for the restatement as to the effectiveness of internal control over financial reporting for a material weakness related to classification and measurement of warrant liabilities, as to which are as of May 10, 2021, with respect to the consolidated balance sheets of Virgin Galactic Holdings, Inc. as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements), which report appears in the December 31, 2020 annual report on Form 10-K of Virgin Galactic Holdings, Inc.

Our report dated March 1, 2021, except for the restatement as to the effectiveness of internal control over financial reporting for the material weakness related to classification and measurement of warrant liabilities, as to which the date is May 10, 2021, on the effectiveness of internal control over financial reporting as of December 31, 2020, expresses our opinion that Virgin Galactic Holdings, Inc. did not maintain effective internal control over financial reporting as of December 31, 2020 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness related to the identification and evaluation of the appropriate technical accounting pronouncements and other literature for the classification and measurement of the warrants related to the Company’s business combination transaction did not include consideration of validating the conclusions with additional technical resources has been identified and included in management’s assessment.

Our report contains an explanatory paragraph related to Virgin Galactic Holdings, Inc.’s change in method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Codification Topic 842, Leases.

/s/ KPMG LLP
Los Angeles, California
May 10, 2021